Exhibit 4.21

Execution Version

Amended and Restated Letter Agreement Gogoro Inc.

This amended and restated letter agreement (this “Letter Agreement”), dated as of February 17, 2025, between Gogoro Inc., a Cayman Islands exempted company (the “Company”), and Castrol Holdings International Limited, a private limited company incorporated in England and Wales (“Subscriber” and together with the Company, the “Parties” and each, a “Party”), in connection with that certain Subscription Agreement (the “Subscription Agreement”), dated June 24, 2024, between the Company and Subscriber, and the Subscription contemplated thereunder. Capitalized terms used but not otherwise defined herein (including in Section 6) shall have the meanings ascribed to them in the Subscription Agreement.
1.Grant of Put Option.
(a)Put Option. Subject to the terms and conditions of this Letter Agreement and except as set forth in Section 1(g), if, following the date hereof, the Strategic Partnership Closing shall not have occurred prior to or on December 31, 2025 (such date, the “Put Option Start Date”), at any time during the twelve (12) month period immediately following the Put Option Start Date (subject to earlier termination as provided herein, such period, the “Put Option Period”), Subscriber shall have the right, but not the obligation, to require the Company to repurchase all (or any portion of) the Subscribed Shares sold to Subscriber in connection with the Subscription (the “Put Option” and such repurchased Subscribed Shares, the “Put Option Shares”) at a price per Ordinary Share equal to the Per Share Purchase Price (subject to any Adjustments in accordance with Section 1(b)(v)) (such aggregate amount, the “Put Option Price”); provided, that the Put Option Period shall terminate upon the Strategic Partnership Closing if the Strategic Partnership Closing occurs prior to the expiration of the Put Option Period. Subscriber may not exercise the Put Option more than once.
(b)Procedures.
(i)The Put Option shall be deemed to have been exercised on the date that Subscriber delivers to the Company irrevocable written notice (the “Exercise Notice”) of Subscriber’s election to exercise the Put Option.
(ii)The Exercise Notice shall specify the number of Put Option Shares to be repurchased by the Company and the Put Option Price.
(iii)The Company and Subscriber shall consummate the repurchase of all of the Put Option Shares specified in the Exercise Notice in accordance with this Section 1 within ten (10) Business Days after the Company’s receipt of the Exercise Notice (the “Put Option Repurchase”).

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(iv)For the avoidance of doubt, no delay or failure by or on behalf of the Company to consummate the Put Option Repurchase following the

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delivery by Subscriber during the Put Option Period of the Exercise Notice shall affect, restrict, amend or otherwise modify the obligations of the Company to consummate the Put Option Repurchase.
(v)The Per Share Purchase Price shall be adjusted as a result of any Adjustments so that Subscriber shall be entitled to receive the full Put Option Price which Subscriber would have been entitled to receive had the Put Option been exercised immediately prior to the happening of such Adjustments.
(c)Consummation of Put Option Repurchase; Installments.
(i)Subject to Section 1(c)(ii), at the closing of the Put Option Repurchase:
(1)the Company shall pay to Subscriber the Put Option Price for the Put Option Shares by wire transfer in immediately available funds in United States dollars to a bank account(s) specified by Subscriber in writing at least three (3) days prior to the closing of the Put Option Repurchase; provided, that all or a portion of the Put Option Price may be paid by or on behalf of the Company by any other Person nominated by the Company (the “Payor”) in exchange for delivery of the relevant portion of the Put Option Shares by Subscriber to the Payor so long as the Payor is not a Restricted Entity or a Competitor (as defined below) or controlled by a Competitor; and
(2)Subscriber shall transfer the Put Option Shares to the Company or the Payor, free and clear of any liens, by delivering to the Company or the Payor an instrument of transfer in respect of the Put Option Shares, in a form reasonably satisfactory to the Company or the Payor, duly executed by Subscriber.
(ii)Notwithstanding the foregoing, solely with respect to a Put Option Repurchase that is exercised pursuant to Sections 1(g)(i) to (iii), the Company or the Payor may elect to pay Subscriber the Put Option Price for the Put Option Shares in five (5) equal installments (i.e., twenty percent (20%) per installment) (each such payment, an “Installment”) with (1) the first Installment to be paid by the Company or the Payor to Subscriber at the closing of the Put Option Repurchase pursuant to Section 1(b)(iii) (unless the Put Option Repurchase is exercised prior to or on December 31, 2025, in which case, the first Installment to be paid by the Company or the Payor to Subscriber on the later to occur of January 2, 2026, and such Business Day in January 2026 that is ten (10) Business Days after the Company’s receipt of the Exercise Notice) (such date, the “Initial Installment Payment Date”), and (2) each of the four remaining Installments, together with all accrued and unpaid interest (“Interest”) (if any) on such Installments, to be paid by the Company or the Payor to Subscriber on each consecutive six (6) month anniversary

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following the Initial Installment Payment Date; provided, that (A) the Company or the Payor shall be required to deliver its election to pay the Put Option Price in Installments to Subscriber by the Company or the Payor in writing at least three (3) days prior to the closing of the Put Option Repurchase (the “Installment Notice”), (B) the Installment Notice shall be accompanied by a duly executed bank or corporate guarantee from a creditworthy guarantor (including, for the avoidance of doubt, a guarantee from a creditworthy shareholder of the Company), in form and substance satisfactory to Subscriber in its sole and absolute discretion, pursuant to which the guarantor thereunder guarantees due, full and punctual performance by the Company or the Payor of the Installment obligations under this Section 1(c)(ii), and (C) the Company or the Payor may elect (by specifying as such in the Installment Notice) to pay more than twenty percent (20%) of the Put Option Price in any earlier Installment so that the later Installment(s) will be reduced accordingly.
(iii)Interest on the Installments shall (A) commence accruing on the Initial Installment Payment Date on the Outstanding Installment Payment Amount (as defined below) on such date at the Interest Rate (as defined below) and continue accruing on the Outstanding Installment Payment Amount until it has been paid in full, (B) be computed on the basis of the actual number of days in a 360-day year and (C) be payable on the subsequent Installment payment date with respect to each subsequent Installment period in accordance with the terms of this Letter Agreement.
(d)Cooperation. The Company and Subscriber shall each take all actions as may be reasonably necessary or required to consummate the Put Option Repurchase, subject to Applicable Law, including, without limitation, entering into all contracts and delivering all certificates and instruments and obtaining all consents reasonably necessary or required to consummate the Put Option Repurchase.
(e)Register of Members. At the closing of the Put Option Repurchase (or promptly thereafter), the Company shall update its register of members to reflect the Put Option Repurchase.
(f)Expiration of Put Option. For the avoidance of doubt, Subscriber’s right to require the Company to repurchase the Put Option Shares pursuant to Section 1(a) shall expire on the earlier to occur of (i) the Strategic Partnership Closing, and (ii) the third Business Day immediately following the expiration of the Put Option Period.
(g)Additional Repurchase Rights.

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(i)If, notwithstanding whether the Strategic Partnership Closing has occurred, at any time following the date hereof until December 31, 2026, there is a Change of Control Transaction, the Company shall provide Subscriber with written notice thereof (a “CoC Notice”) no later than five
(5) Business Days prior to the consummation of such Change of Control

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Transaction. Following receipt of a CoC Notice, Subscriber shall have the right, but not the obligation, to require the Company to repurchase all (or any portion of) the Put Option Shares at a price per Ordinary Share equal to the Per Share Purchase Price (subject to any Adjustments in accordance with Section 1(b)(v)) pursuant to an Exercise Notice delivered to the Company at any time prior to the consummation of a Change of Control Transaction. Any Put Option Repurchase pursuant to this Section 1(g)(i) shall be deemed satisfied upon payment of the Put Option Price to Subscriber prior to, on the same day as or concurrently with the consummation of a Change of Control Transaction. Save as otherwise expressly provided in this Section 1(g)(i), the procedures set forth in Section 1(b) to Section 1(e) shall apply mutatis mutandis to an exercise of the put option pursuant to this Section 1(g)(i).
(ii)If, notwithstanding whether the Strategic Partnership Closing has occurred, at any time following the date hereof until December 31, 2026, there is a material breach by the Company of any of its representations, obligations, covenants or agreements under the Subscription Agreement, the Registration Rights Agreement or any agreements between the Parties (or their respective affiliates) entered into in connection with the Strategic Partnership, which has not been, or is unable to be, cured within thirty
(30) days following written notice by Subscriber to the Company of such material breach, Subscriber shall have the right, but not the obligation, to require the Company to repurchase all (or any portion of) the Put Option Shares at a price per Ordinary Share equal to the Per Share Purchase Price (subject to any Adjustments in accordance with Section 1(b)(v)). The procedures set forth in Section 1(b) to Section 1(e) shall apply mutatis mutandis to an exercise of the put option pursuant to this Section 1(g)(ii).
(iii)If, notwithstanding whether the Strategic Partnership Closing has occurred, at any time following the date hereof until December 31, 2026, a Delisting Event (as defined below) occurs, Subscriber shall have the right, but not the obligation, to require the Company to repurchase all (or any portion of) the Put Option Shares at a price per Ordinary Share equal to the Per Share Purchase Price (subject to any Adjustments in accordance with Section 1(b)(v)). The procedures set forth in Section 1(b) to Section 1(e) shall apply mutatis mutandis to an exercise of the put option pursuant to this Section 1(g)(iii).
(iv)Notwithstanding the foregoing, the right of Subscriber to require the Company to repurchase the Put Option Shares pursuant to this Section 1(g) shall expire on the earlier to occur of (A) March 31, 2027, and (B) the Trading Price Trigger; provided, that the foregoing clause (B) shall

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not apply if the Trading Price Trigger occurs as a result of any Adjustments.

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(v)Subscriber may not exercise the rights under this Section 1(g) more than once.
2.Information and Consultation Right.
(a)Quarterly Consultations. So long as Subscriber holds at least five percent (5%) of the Subscribed Shares, no later than ten (10) Business Days following the announcement by the Company of its financial results for the prior quarter of the applicable fiscal year period, the Company shall hold a live consultation session with Subscriber, which may be in-person or remote as may be mutually agreed in writing between the Company and Subscriber (such consultation, a “Quarterly Consultation”).
(b)Length of each Quarterly Consultation. Unless otherwise mutually agreed in writing between the Company and Subscriber, each Quarterly Consultation shall last for up to: (i) three hours so long as Subscriber holds greater than or equal to fifty percent (50%) of the Subscribed Shares; (ii) two hours so long as Subscriber holds less than fifty percent (50%) of the Subscribed Shares but greater than or equal to twenty percent (20%) of the Subscribed Shares; and (iii) one hour so long as Subscriber holds less than twenty percent (20%) of the Subscribed Shares but greater than or equal to five percent (5%) of the Subscribed Shares.
(c)Agenda. During each Quarterly Consultation, the Company shall provide Subscriber with: (i) updates on the progress of the creation of the Strategic Partnership; (ii) updates on the business, operation and conditions of the Company; and (iii) financial and commercial information, and related technical matters, of the Company in the form attached hereto as Exhibit A. Notwithstanding the foregoing, Subscriber may propose reasonable additional agenda items at least five (5) Business Days prior to any such Quarterly Consultation, and the Company shall reasonably accommodate the inclusion of such agenda items with respect to such Quarterly Consultation.
(d)Termination. For the avoidance of doubt, this Section 2 shall immediately and automatically terminate and be of no further force or effect upon the date when Subscriber ceases to hold at least five percent (5%) of the Subscribed Shares.
3.Side Letters.
(a)The Company agrees that if, during the period commencing on the Closing Date and ending on the date falling twelve (12) months after the Closing Date, the Company enters into any side letter agreement or other similar contract with any Person (i) in connection with any Relevant Issuance (as defined below) (such agreement, an “Other Subscription Agreement”) and (ii) conferring, or agreeing to confer, any information rights, consultation rights or right to appoint or remove any member of the board of directors of the Company in each case that are materially more favorable to such Person (such rights, “MFN Terms”) (it being

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understood that any copies of any such Other Subscription Agreement or MFN Terms therein

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may be redacted so as not to disclose the identity of any such Person to which they relate), then the Company shall, acting reasonably and in good faith, offer to Subscriber the opportunity to elect to include such MFN Terms of such Other Subscription Agreement in this Letter Agreement. Within thirty (30) days of the date of any Other Subscription Agreement being entered into or the Company agreeing to any MFN Terms, as applicable, the Company shall provide an election form containing any such MFN Terms to Subscriber for completion by Subscriber within thirty (30) days of receipt thereof (an “MFN Election Form”). Any MFN Terms elected by Subscriber pursuant to an MFN Election Form shall be deemed to be automatically incorporated into this Letter Agreement with retroactive effect.
(b)For purposes of this Section 3, the term “Relevant Issuance” means any issuance of shares of capital stock (including Ordinary Shares and preference shares) of the Company to any Person (other than Subscriber) by the Company (including any deemed issuance of Ordinary Shares upon the issuance of any options, warrants or other securities convertible into or exchangeable for Ordinary Shares (it being agreed that, for the purposes of this definition, the maximum number of Ordinary Shares issuable upon such exercise, conversion or exchange of such securities shall be deemed to have been issued at the applicable conversion price, exchange price or exercise price, as applicable, upon the issuance of such securities)) that (i) is issued or deemed to be issued at a per Ordinary Share price (treating for this purpose all such capital stock as if it had been converted to Ordinary Shares) that is less than or equal to the volume weighted average of the closing prices of the Ordinary Shares as reported by the Nasdaq Global Select Market on each trading day that occurs during the period of thirty (30) consecutive trading days that ends on (and includes) the trading day immediately before such date of issuance or deemed issuance and (ii) on the date of such issuance or deemed issuance and after giving effect to such issuance or deemed issuance, such Person (together with its affiliates) subscribing for such capital stock of the Company in such issuance or deemed issuance hold a number of Ordinary Shares (treating for this purpose all such capital stock as if it had been converted to Ordinary Shares) that is less than or equal to the number of Ordinary Shares then held by Subscriber (treating for this purpose all such capital stock as if it had been converted to Ordinary Shares); provided, that none of the following issuances or deemed issuances of capital stock by the Company shall be deemed a “Relevant Issuance” for purposes of this Section 3: (a) any issuance or deemed issuance of shares of capital stock to employees or directors of, or consultants or advisors to, the Company pursuant to any option or incentive plan of the Company adopted by the board of directors of the Company, (b) any issuance or deemed issuance of shares of capital stock of the Company to the holders of all of the outstanding Ordinary Shares by way of a pro rata dividend or distribution, (c) any issuance of shares of capital stock pursuant to the terms of any options, warrants or other securities convertible into or exchangeable for Ordinary Shares and (d) any issuance or deemed issuance of capital stock of the Company, pursuant to a bona fide acquisition on arms’ length terms (whether by consolidation, merger,

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amalgamation, reorganization or other extraordinary corporate transaction, and whether such issuance or deemed issuance arises out of an equity rollover, investment of cash proceeds or otherwise, in each case, in lieu of cash consideration

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payable to such Person), to any Person consummating such transaction by the Company.
4.Waiver of Convertible Note and Note Purchase Agreement. Each Party hereby waives the obligations contained in Section 5 of the Subscription Agreement to issue the Convertible Note and enter into the Note Purchase Agreement and any of the obligations contemplated thereby.
5.Representations and Warranties. The representations and warranties contained in Section 6(a), Section 6(c), Section 7(a) and Section 7(b) of the Subscription Agreement shall apply to this Letter Agreement, mutatis mutandis, as if they were a part hereof.
6.Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Subscription Agreement. For purposes of this Letter Agreement:
(a)“Adjustment” means, if and whenever, at any time after the date hereof and prior to the expiration of the Subscriber’s right to require the Company to repurchase the Put Option Shares hereunder, the Company: (i) subdivides or re-divides its outstanding Ordinary Shares into a greater number of Ordinary Shares; (ii) reduces, reverse-splits, combines or consolidates the outstanding Ordinary Shares into a smaller number of Ordinary Shares; (iii) issues options, rights, warrants or similar securities to the holders of all of the outstanding Ordinary Shares; or (iv) issues Ordinary Shares or other securities convertible into Ordinary Shares to the holders of all of the outstanding Ordinary Shares by way of a dividend or distribution.
(b)“Change of Control Transaction” means any of the following events: (i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or one or more employee benefit plans of the Company, files any report with the Commission indicating that such person or group has become the direct or indirect “beneficial owner” of Ordinary Shares representing more than fifty percent (50%) of the Company’s then outstanding Ordinary Shares (other than Ordinary Shares held by the Company as treasury stock or owned by a Subsidiary of the Company); (ii) the consummation of (A) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company, taken as a whole, to any Person; or (B) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, amalgamation, arrangement, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) more than fifty percent (50%) of the outstanding Ordinary Shares (other than Ordinary Shares held by the Company as treasury stock or owned by a Subsidiary of the Company) are exchanged for, converted into, acquired for, or constitute solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Ordinary Shares); provided, however, that (1) any merger, consolidation, amalgamation, arrangement, share exchange or combination of the

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Company pursuant to which the Persons that directly or indirectly “beneficially owned” all classes of Ordinary Shares of the Company immediately before such transaction directly or indirectly “beneficially

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own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction, or (2) a Permitted Person (as defined below) becoming the direct or indirect “beneficial owner” of no more than fifty-five percent (55%) of the outstanding Ordinary Shares (other than Ordinary Shares held by the Company as treasury stock or owned by a Subsidiary of the Company), will be deemed not to be a Change of Control Transaction pursuant to this clause; or (iii) the Company’s shareholders approve any plan or proposal for the liquidation or dissolution of the Company. For the purposes of this definition, (a) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act, and (b) “Permitted Person” means Gold Sino Assets Ltd. (or any of its affiliates or “group” (within the meaning of Section 13(d)(3) of the Exchange Act)), provided, that, at or around the time of the applicable event that would otherwise constitute a “Change of Control Transaction,” (i) such Permitted Person: (A) holds more than five percent (5%) of the shares in the issued and paid-up share capital of the Company, (B) is not a Competitor or controlled by a Competitor, (C) is not a Restricted Entity, and (D) provides written confirmation to Subscriber that such Permitted Person shall comply with any funding requirements and the business plan of the Strategic Partnership in accordance with the terms of the definitive agreements mutually agreed by the Parties in respect of the Strategic Partnership, and (ii) following the consummation of such transaction with a Permitted Person, the Company remains listed on a Recognized Stock Exchange (as defined below).
(c)“Competitor” means any Person that carries on a business which is similar to or competitive with any part of the business (including oil and gas business) of BP
p.l.c. or any of its affiliates.
(d)“Delisting Event” means: (i) the Company fails to remain listed on a Recognized Stock Exchange; (ii) the occurrence of any event, circumstance or Proceeding pending or threatened against the Company which may reasonably lead to the Company being delisted from a Recognized Stock Exchange; or (iii) if, at any time during the fiscal quarter commencing on October 1, 2026 and ending on December 31, 2026 (and only during such fiscal quarter), there is a single trading day when the market capitalization of the Company is less than $100,000,000 (as calculated based on the closing price multiplied by the total number of Ordinary Shares outstanding on such trading day); provided, that a “Delisting Event” shall not include (A) a Change of Control Transaction or (B) the written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC, dated October 29, 2024, received by the Company on November 1, 2024, and any subsequent written notification arising from the same underlying event as the aforementioned notification at or before the Strategic Partnership Closing (the “Delisting Notice”) (but not including, for the avoidance of doubt, if the Company fails to remain listed on a Recognized Stock Exchange as a result of or in

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connection with the Delisting Notice). For purposes of this definition, a “Recognized Stock

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Exchange” means the Nasdaq Global Select Market, the Nasdaq Capital Market, the Nasdaq Global Market, the NYSE or the NYSE American.
(e)“Interest Rate” means SOFR plus 1.60% per annum.
(f)“Outstanding Installment Payment Amount” means the unpaid balance of the Put Option Price with respect to any Installments payable pursuant to Section 1(c)(ii), together with any accrued and unpaid Interest (if any), at any time.
(g)“Restricted Entity” means any Person: (i) with whom trade is prohibited under any sanctions lists issued by the United Nations, the European Union, the United Kingdom, the United States or under other applicable law, (ii) to whom goods of
U.S. origin may not be supplied or (iii) who is identified from time to time by any Governmental Authority under applicable export controls, anti-money laundering, non-proliferation, anti-terrorism and similar laws as a Person with whom trade or financial dealings and transactions by Subscriber or its affiliates are prohibited or restricted.
(h)“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) and listed at the following web address (https://www.newyorkfed.org/markets/reference-rates/sofr?).
(i)“Strategic Partnership” means the contemplated electric two-wheeler joint venture between the Parties (or their respective affiliates).
(j)“Strategic Partnership Closing” means the date of consummation of the transactions in accordance with the terms of the definitive agreements mutually agreed by the Parties in respect of the Strategic Partnership.
(k)“Trading Price Trigger” means if, at any time following the date hereof until December 31, 2026, the volume weighted average price of the Ordinary Shares as reported by the Nasdaq Global Select Market shall exceed the Per Share Purchase Price on each trading day of a consecutive six (6) month period.
7.Miscellaneous.
(a)This Letter Agreement may be terminated by the mutual written agreement of the Parties.
(b)Subscriber agrees to keep and not disclose any confidential, proprietary, non-public information disclosed by or on behalf of the Company to Subscriber pursuant to the terms of this Letter Agreement (“Confidential Information”), except that Subscriber may disclose the Confidential Information: (i) to its subsidiaries and affiliates and its and their respective directors, managers, members, partners, officers, employees, professional advisors, auditors, agents or other representatives (including, but not limited to, lawyers, financial advisors,

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accountants, consultants and other professionals) (collectively, the “Representatives”), in each case so long

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as such Representatives are bound by appropriate non-disclosure obligations or have agreed to maintain the confidentiality of such Confidential Information; (ii) as is requested or required by any Governmental Authority or under any Applicable Law (including but not limited to pursuant to any securities laws and regulations or rules and policies of any applicable stock exchanges or in connection with any legal, judicial, arbitration or administrative proceedings of any Governmental Authority), provided, that Subscriber or any of its Representatives, if permitted by such Applicable Law, shall provide the Company with written notice reasonably in advance of any such disclosure so that the Company may, at its sole cost and expense, seek a restrictive order or other appropriate remedy limiting the disclose of only that portion of the Confidential Information requested or required to be disclosed pursuant to Applicable Law (provided, further, that, notwithstanding the foregoing, Subscriber or its Representatives may disclose Confidential Information, and no notice or other action shall be required, pursuant to requests for information in connection with routine supervisory examinations, audits or blanket document requests or other supervisory oversight by any bank examiner, banking or securities regulatory authority or self-regulatory organization as long as such requests are not targeted at the Company or the Confidential Information); (iii) to any prospective transferee in connection with any transfer permitted pursuant to (or not prohibited by) the terms of the Subscription Agreement, this Letter Agreement or the Registration Rights Agreement so long as such prospective transferee agrees to be bound by confidentiality provisions no less restrictive than those set forth in this Section 7(b); or (iv) as otherwise agreed with the Company. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that: (A) is known or becomes available to the public (other than as a result of a breach of the confidentiality and non-use provisions herein by Subscriber); (B) is or has been independently developed or conceived by Subscriber or any of its Representatives without use of any such Confidential Information; or (C) is or has been made available to, known by or disclosed to Subscriber or any of its Representatives by a third party without an obligation of confidentiality to the Company. Unless earlier terminated by the mutual written agreement of the Parties, this Section 7(b) shall expire on the first (1st) anniversary of the date of the termination of Section 2 or this Letter Agreement in accordance with the terms hereunder. Subscriber acknowledges that it is aware that applicable securities laws may prohibit any Person who has received material non-public information (including with respect to matters that may be the subject of this Letter Agreement) by or on behalf of the Company from purchasing or selling securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
(c)Section 10 of the Subscription Agreement shall apply to this Letter Agreement, mutatis mutandis, as if it were a part hereof.

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(d)Nothing in this Letter Agreement shall constitute or be construed as any release, waiver or modification of any rights, remedies, claims or defenses of the Parties

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under the Subscription Agreement or any Ancillary Agreement and not otherwise addressed herein, all of which are expressly reserved.
[Signature page follows]

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Please sign where indicated below to acknowledge your agreement to the foregoing.

Very truly yours,

GOGORO INC.

By: /s/ Tamon Tseng     Name:    Tamon Tseng
Title:    Chair

Address for Notices:

Gogoro Inc.
11F, Building C
No. 225, Section 2, Chang’an E. Rd., SongShan District, Taipei City 105
Taiwan
Attn: Henry Chiang; Bruce Aitken; E-mail: [redacted]
with a copy to (which will not constitute notice): Simpson Thacher & Bartlett
35th Floor, ICBC Tower 3 Garden Road
Central, Hong Kong
Attention:    Yi Gao and Yang Wang Facsimile:    +852 2514-7600
Email: [redacted]

Exhibit 4.21
Agreed to, acknowledged and accepted by:

CASTROL HOLDINGS INTERNATIONAL LIMITED

By:        /s/ Adaora Uzoamaka Mozie     Name: Adaora Uzoamaka Mozie Title: Director

Address for notice:
Castrol Holdings International Limited Chertsey Road, Sunbury on Themes Middlesex, TW16 7BP
United Kingdom Attn: Adaora Mozie
E-mail: [redacted]

and

BP Oil UK Limited
Chertsey Road, Sunbury on Thames, Middlesex, TW16 7BP
United Kingdom
Attn: Taryn Parks, Managing Counsel, C&P - UK and Global Business Email: [redacted]
with a copy to (which will not constitute notice): BP America Inc.
501 WestLake Park Blvd. Houston, Texas 77079
Attn: Eugene Nikulin, Managing Counsel, M&A Email: [redacted]

Exhibit 4.21
Confidential

EXHIBIT A

Form of Quarterly Consultation Information1
[Content of Exhibit A redacted.]

1    To be populated with actuals that have been publicly disclosed/announced without forward-looking information.